Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Reports Second Quarter 2010 Results
Revenue Grows 33%
Oil & NGLs Increase to 50% of Proved Reserves
     Fort Worth, Texas, August 3, 2010 — Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the second quarter of 2010. Highlights for the second quarter of 2010, compared to the second quarter of 2009, include:
•	Net income increased 331% to $1.6 million, or $0.07 per diluted share

•	Adjusted net income (non-GAAP) increased 29% to $2.8 million, or $0.13 per diluted share

•	Revenues increased 33% to $13.2 million

•	EBITDAX (non-GAAP) of $10.3 million, or $0.49 per diluted share

•	Production of 2.2 Bcfe (24.5 MMcfe/d)
     In addition, average daily production for July 2010 increased 8% to 26.5 MMcfe/d, compared to production for the second quarter of 2010.
     Separately, the Company today reported mid-year 2010 proved reserves of 278.3 Bcfe, an increase of 27% from year end 2009. Total proved reserves at June 30, 2010, were 50% oil and NGLs and 50% natural gas, compared to 23% oil and NGLs and 77% natural gas at year end 2009.
Management’s Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “We delivered strong results during the second quarter and first half of 2010. Our results were led by increases in proved reserves, production and adjusted net income. With our planned processing upgrades in Ozona Northeast, a more favorable commodity price environment and continued drilling success in Cinco Terry, we have increased our proved oil and NGL reserves 173% to 23 MMBbls. Our reserve base is now 50% oil and NGLs, 50% natural gas and 48% proved developed. Also, we continued to grow production from the prior quarter, the third consecutive quarter for production growth since we resumed drilling in the second half of 2009. Further, our increase in proved developed reserves resulted in lower DD&A and, along with higher commodity prices, helped drive a 29% increase in adjusted net income to $0.13 per share, our best result since 2008. We believe our solid reserve base, successful drilling program and dedicated team have positioned us to continue to deliver positive performance for stockholders in the second half of 2010 and beyond.”
Second Quarter of 2010 Results
     Net income for the second quarter of 2010 was $1.6 million, or $0.07 per diluted share, on revenues of $13.2 million, compared to a net loss of $671,000, or $0.03 per diluted share, on revenues of $9.9 million, for the second quarter of 2009. Net income for the second quarter of 2010 included a pretax, unrealized loss on commodity derivatives of $1.9 million.

     Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for the second quarter of 2010 was $2.8 million, or $0.13 per diluted share, compared to adjusted net income of $2.2 million, or $0.10 per diluted share, for the second quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income (loss).
     Production for the second quarter of 2010 totaled 2.2 Bcfe (24.5 MMcfe/d), compared to 2.3 Bcfe (25.1 MMcfe/d) produced in the second quarter of 2009, a decrease of 2.2%. Second quarter 2010 production was 70% natural gas and 30% oil and NGLs, compared to 71% natural gas and 29% oil and NGLs in the second quarter of 2009.
     EBITDAX (non-GAAP) for the second quarter of 2010 was $10.3 million, or $0.49 per diluted share, compared to $10.2 million, or $0.49 per diluted share, for the second quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income (loss).
     Average realized natural gas, oil and NGL prices for the second quarter of 2010, before the effect of commodity derivatives, were $4.41 per Mcf, $73.26 per Bbl of oil and $40.33 per Bbl of NGLs, respectively, compared to $3.28 per Mcf, $55.60 per Bbl of oil and $26.84 per Bbl of NGLs, respectively, for the second quarter of 2009. Our average realized price, including the effect of commodity derivatives, was $6.69 per Mcfe for the second quarter of 2010, compared to $6.30 per Mcfe for the second quarter of 2009, an increase of 6.2%. Of the $3.2 million increase in revenues, approximately $3.5 million was attributable to an increase in oil and gas prices, partially offset by approximately $300,000 attributable to a slight decrease in production.
     Lease operating expenses (“LOE”) for the second quarter of 2010 were $2.2 million, or $0.99 per Mcfe, compared to $1.8 million, or $0.77 per Mcfe, in the second quarter of 2009. The increase in LOE per Mcfe over the prior year quarter was due primarily to higher ad valorem taxes and well repairs and maintenance. The higher ad valorem taxes for the second quarter of 2010 included a change in our estimated ad valorem taxes for 2010 attributable to higher commodity price assumptions used by taxing authorities to calculate final taxes for 2010.
     Severance and production taxes for the second quarter of 2010 were $610,000, or 4.6% of oil and gas sales, compared to $507,000, or 5.1% of oil and gas sales, in the second quarter of 2009. The increase in production taxes was primarily due to the increase in oil and gas sales over the prior year period.
     Exploration expense for the second quarter of 2010 was $187,000, or $0.08 per Mcfe. Exploration expense for the second quarter of 2010 resulted primarily from lease extensions in Cinco Terry. We recorded no exploration expense for the second quarter of 2009.
     General and administrative expenses for the second quarter of 2010 were $2.2 million, or $0.98 per Mcfe, compared to $2.2 million, or $0.98 per Mcfe, for the second quarter of 2009.
     Depletion, depreciation and amortization expense (“DD&A”) for the second quarter of 2010 was $5 million, or $2.25 per Mcfe, compared to $6.2 million, or $2.73 per Mcfe, for the second quarter of 2009. The decrease in DD&A was primarily attributable to an increase in estimated proved developed reserves at June 30, 2010, and a slight decrease in production over the prior year period. Our estimated proved developed reserves at June 30, 2010, increased primarily due to the expected NGL recoveries in Ozona Northeast after the first quarter of 2011, higher commodity prices, and well performance, planned processing upgrades and development drilling in Cinco Terry during the first half of 2010.

Operations Update
     Capital expenditures in the second quarter of 2010 totaled $15.9 million. During the second quarter of 2010, we drilled a total of 25 gross (14.5 net) wells, of which 21 gross (12.5 net) wells were completed as producers and four gross (two net) wells were waiting on completion at June 30, 2010. The four gross (two net) wells waiting on completion at June 30, 2010, have since been completed as producers.
     We currently are operating three rigs in Cinco Terry. Average daily production for July 2010 was 26.5 MMcfe/d, an 8% increase over second quarter production of 24.5 MMcfe/d.
     As previously disclosed, earlier this year we received conditional permits from Rio Arriba County, New Mexico for eight drilling locations. Under the County’s oil and gas ordinance, additional approvals are required after satisfaction of the permit conditions and before drilling. A County decision on a ninth permit application has been delayed. In addition, we have received notice from the State of New Mexico that public hearings on requested proration units will be required for at least two potential drilling locations in the County. As a result of ongoing regulatory and permitting delays in New Mexico, we expect to focus on our core development drilling in West Texas for the remainder of 2010, and do not expect to begin drilling in New Mexico before the second half of 2011.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit agreement with a $115 million borrowing base, of which $42.2 million was drawn at June 30, 2010. At June 30, 2010, our debt-to-capital ratio and liquidity were 16% and $72.8 million, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions of “debt-to-capital ratio” and “liquidity.”
     At June 30, 2010, we had commodity derivatives covering 50% of our expected natural gas production for the remainder of 2010, based on the midpoint of 2010 production guidance, at a weighted average price of $6.18 per MMBtu. The following table details our commodity derivative positions at June 30, 2010:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps 2010	150,000	900,000	$5.85
Price swaps 2010	150,000	900,000	$6.40
Price swaps 2010	100,000	600,000	$6.36

Weighted average price ($/MMBtu)			$6.18

WAHA basis differential
Basis swaps 2010	415,000	2,490,000	$(0.71)
Basis swaps 2011	300,000	3,600,000	$(0.53)

2010 Financial and Operational Guidance
     The table below sets forth our 2010 financial and operational guidance, which remains unchanged from our prior disclosure. The 2010 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

2010
Guidance
Production:
Total (MMcfe)	8,900 – 9,400

Operating costs and expenses:
Lease operating (per Mcfe)	$0.85 – 0.95
Severance and production taxes (percent of oil and gas sales)	5% – 6%
Exploration (per Mcfe)	$0.30 – 0.40
General and administrative (per Mcfe)	$1.05 – 1.15
Depletion, depreciation and amortization (per Mcfe)	$2.50 – 3.00
Conference Call Information
     The Company will host a conference call on Wednesday, August 4, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss second quarter 2010 results. To participate in the conference call, domestic participants should dial (866) 510-0712 and international participants should dial (617) 597-5380 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website. A presentation summarizing quarterly results also is available on the Presentations page under the Investor Relations section of the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s expected 2010 production and operating costs and expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates or has interests in Texas, New Mexico and Kentucky. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009

Revenues (in thousands)
Gas	$6,864	$5,326	$14,546	$11,936
Oil	3,940	3,182	7,495	5,210
NGLs	2,351	1,407	4,334	2,834

Total oil and gas sales	13,155	9,915	26,375	19,980

Realized gain on commodity derivatives	1,768	4,444	1,998	7,625

Total oil and gas sales including derivative impact	$14,923	$14,359	$28,373	$27,605

Production
Gas (MMcf)	1,558	1,624	2,982	3,395
Oil (MBbls)	54	57	101	116
NGLs (MBbls)	58	52	104	120

Total (MMcfe)	2,231	2,282	4,212	4,815
Total (MMcfe/d)	24.5	25.1	23.3	26.6

Average prices
Gas (per Mcf)	$4.41	$3.28	$4.88	$3.52
Oil (per Bbl)	73.26	55.60	74.27	44.83
NGLs (per Bbl)	40.33	26.84	41.65	23.54

Total (per Mcfe)	$5.90	$4.35	$6.26	$4.15

Realized gain on commodity derivatives (per Mcfe)	0.79	1.95	0.47	1.58

Total including derivative impact (per Mcfe)	$6.69	$6.30	$6.73	$5.73

Costs and expenses (per Mcfe)
Lease operating (1)	$0.99	$0.77	$0.96	$0.86
Severance and production taxes	0.27	0.22	0.31	0.19
Exploration	0.08	—	0.40	—
General and administrative	0.98	0.98	1.11	1.05
Depletion, depreciation and amortization	2.25	2.73	2.57	2.74

(1)	Lease operating expenses per Mcfe include ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Oil and gas sales	$13,155	$9,915	$26,375	$19,980

EXPENSES:
Lease operating	2,203	1,753	4,043	4,122
Severance and production taxes	610	507	1,304	937
Exploration	187	—	1,677	—
General and administrative	2,181	2,230	4,690	5,040
Depletion, depreciation and amortization	5,010	6,223	10,845	13,171

Total expenses	10,191	10,713	22,559	23,270

OPERATING INCOME (LOSS)	2,964	(798)	3,816	(3,290)

OTHER:
Interest expense, net	(550)	(457)	(1,016)	(902)
Realized gain on commodity derivatives	1,768	4,444	1,998	7,625
Unrealized (loss) gain on commodity derivatives	(1,901)	(4,320)	3,194	(2,175)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	2,281	(1,131)	7,992	1,258
INCOME TAX PROVISION (BENEFIT)	730	(460)	2,878	1,061

NET INCOME (LOSS)	$1,551	$(671)	$5,114	$197

EARNINGS (LOSS) PER SHARE:
Basic	$0.07	$(0.03)	$0.24	$0.01

Diluted	$0.07	$(0.03)	$0.24	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,059,413	20,827,745	21,027,982	20,794,121
Diluted	21,184,331	20,827,745	21,154,647	20,847,284

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2010	2009
Cash and cash equivalents	$293	$2,685
Other current assets	15,591	9,318
Property and equipment, net, successful efforts method	322,542	304,483
Other assets	2,518	2,440

Total assets	$340,944	$318,926

Current liabilities	$24,169	$21,996
Long-term debt	42,169	32,319
Other long-term liabilities	48,070	44,115
Stockholders’ equity	226,536	220,496

Total liabilities and stockholders’ equity	$340,944	$318,926

	Six Months Ended
Unaudited Consolidated Cash Flow Data	June 30,
(in thousands)	2010	2009
Net cash provided (used) by:
Operating activities	$18,332	$11,186
Investing activities	$(30,234)	$(16,545)
Financing activities	$9,512	$2,700
Effect of foreign currency translation	$(2)	$(1)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude an unrealized, pretax loss (gain) on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

     The following table reconciles adjusted net income to net income (loss) for the three and six months ended June 30, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$1,551	$(671)	$5,114	$197
Adjustments for certain non-cash items:
Unrealized loss (gain) on commodity derivatives	1,901	4,320	(3,194)	2,175
Related income tax effect	(646)	(1,469)	1,086	(740)

Adjusted net income	$2,806	$2,180	$3,006	$1,632

Adjusted net income per diluted share	$0.13	$0.10	$0.14	$0.08

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table reconciles EBITDAX to net income (loss) for the three and six months ended June 30, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$1,551	$(671)	$5,114	$197
Exploration	187	—	1,667	—
Depletion, depreciation and amortization	5,010	6,223	10,845	13,171
Share-based compensation	416	341	996	1,020
Unrealized loss (gain) on commodity derivatives	1,901	4,320	(3,194)	2,175
Interest expense, net	550	457	1,016	902
Income tax provision (benefit)	730	(460)	2,878	1,061

EBITDAX	$10,345	$10,210	$19,322	$18,526

EBITDAX per diluted share	$0.49	$0.49	$0.91	$0.89

Debt-to-Capital Ratio
     Debt-to-capital ratio is calculated as of June 30, 2010, by dividing long-term debt (GAAP) of $42.2 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $268.7 million. We use the debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Summary of Liquidity Position	June 30,
(in thousands)	2010
Borrowing base	$115,000
Cash and cash equivalents	293
Outstanding letters of credit	(350)
Long-term debt	(42,169)

Liquidity	$72,774

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.

Contact:
J. Ross Craft, President and Chief Executive Officer
Steven P. Smart, Executive Vice President and Chief Financial Officer
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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